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                                                                     Exhibit 4.1


                               NEWPORT CORPORATION

                       NONQUALIFIED STOCK OPTION AGREEMENT
                       -----------------------------------

         This Nonqualified Stock Option Agreement ("Agreement") is made and entered into by and between Newport Corporation, a Nevada corporation ("Company') and the individual (referred to herein as, "Optionee") designated as "Optionee" on the signature page hereto.

                                 R E C I T A L S

         A. The Company and Micro Robotics Systems, Inc. a Massachusetts corporation ("MRSI") have heretofore entered into an Agreement and Plan of Merger, dated as of January 22, 2002 ("Merger Agreement"), and in connection with the Company's acquisition of MRSI pursuant to the terms thereof, the Company has agreed to "assume" and "convert" all options to purchase shares of MRSI common stock held by service providers to MRSI (as to each such person, an "MRSI Option") thereby providing each such service provider with the right to purchase shares of the Company's Common Stock on the terms and conditions herein set forth.

         B. In accordance with the Company's assumption of the MRSI Option held by Optionee that is designated on the signature page hereto ("Optionee's MRSI Option"), the Company and Optionee desire to set forth in this Agreement the terms and conditions that shall apply to such assumption.

         NOW, THEREFORE, in consideration of the premises and mutual covenants, warranties and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree, effective as of the "Effective Time" (as such term is defined in the Merger Agreement) as follows:

         1. Option Grant / Cancellation of MRSI Option.
            ------------------------------------------

            1.1 Assumption / Grant. This Agreement sets forth the terms and conditions of the agreement between the Company and the Optionee relating to the Optionee's right to purchase shares of the Company's Common Stock in connection with the Company's assumption of Optionee's MRSI Option. Accordingly, the Company hereby grants to Optionee an option (the "Option") to purchase all or any portion of a total of _______________ (_____________) shares ("Shares") of the Common Stock of the Company at a purchase price of ______________ ($_________) per share ("Exercise Price"), subject to adjustment pursuant to
Section 6 and to the other terms and conditions set forth herein.

            1.2 Nonqualified Stock Option. This Option is intended to be a nonqualified stock option, and is not intended to qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

            1.3 Cancellation of MRSI Option. Contemporaneous with the execution of this Agreement, Optionee hereby agrees that Optionee's MRSI Option shall be null and void and of no further force and effect, and that the terms and conditions contained in this Option shall supersede and replace the same.

         2. Right to Exercise. This Option shall be 100% vested as of the
            -----------------
effective date of this Agreement, and, subject to Section 3, Optionee shall have the right to exercise this Option as to 100% of the Shares from time to time, in whole or in part, at the Exercise Price.

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         3. Term of Option.
            --------------

            3.1 Expiration, Disability, Death or Other Employment Termination. The right of the Optionee to exercise this Option shall terminate upon the first to occur of the following:

                 (a) the date in which the Optionee's MRSI Option was to expire;

                 (b) the expiration of three (3) months from the date of termination of Optionee's Continuous Service if such termination occurs for any reason other than permanent disability, death or cause; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(d) below shall apply;

                 (c) immediately on the date of termination of Optionee's Continuous Service if such termination occurs for cause;

                 (d) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

                 (e) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to Optionee's death or if death occurs during the three-month period following termination of Optionee's Continuous Service pursuant to Section 3(b) above; or

                 (f) upon the consummation of a "Change in Control" (as defined in Section 10), unless otherwise provided pursuant to Section 10 below.

         As used herein, the term "Continuous Service" means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee's term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above. Changes in Optionee's status among the alternatives set forth in the foregoing clauses (i), (ii) and/or (iii) shall not be deemed to terminate Optionee's Continuous Service.

         4. Cancellation and Rescission. The Board of Directors of the Company,
            ---------------------------
or such committee of the Board as may be designated by the Board (hereinafter, the "Administrator") may cancel, rescind, suspend, withhold or otherwise limit or restrict all or any portion of this Option at any time if Optionee is not in compliance with all applicable provisions of this Agreement, or if Optionee engages in any "Adverse Activity." For purposes of this Section 4, "Adverse Activity" shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with MRSI or the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of MRSI or the Company; (ii) the disclosure to anyone outside the Company or any of its subsidiaries, or the use in other than the business of the Company or any of its subsidiaries, without prior written authorization from the Company, of any confidential


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information or material relating to the business of the Company or any of its subsidiaries, acquired by Optionee either during or after employment with the Company or any of its subsidiaries; (iii) the failure or refusal to disclose promptly and to assign to the Company in accordance with the Company's policies and any agreement in effect between the Company or any of its subsidiaries and the Optionee pertaining to confidentiality and/or ownership of intellectual property all right, title and interest in any invention or idea, patentable or not, made or conceived by Optionee during employment by the Company or any of its subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its subsidiaries; (iv) activity that results in termination of the Optionee's employment for cause; (v) a material violation of any rules, policies, procedures or guidelines of the Company or any of its subsidiaries; or (vi) any attempt directly or indirectly to induce any employee of the Company or any of its subsidiaries to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any of its subsidiaries. In the event Optionee fails to comply with the provisions of the foregoing clauses prior to, or during the six (6) months period following, any exercise, payment or delivery pursuant to this Option, such exercise, payment or delivery may be rescinded within two (2) years thereafter. In the event of any such rescission, Optionee shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Optionee by the Company.

         5. Exercise of Option. Subject to Section 4 above and Section 6 below,
            ------------------
until termination of the right to exercise this Option in accordance with
Section 3 above, this Option may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 7 below) upon delivery of the following to the Company at its principal executive offices:

            (a) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);

            (b) a check or cash in the amount of the aggregate Exercise Price as to the Shares set forth in the written notice;

            (c) a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option, provided such arrangements satisfy the requirements of applicable tax laws);

            (d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 7 below, as the case may be;

            (e) certification by the Optionee, if requested by the Company, in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of this Agreement, including but not limited to Section 4 above;


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            (f)  if required pursuant to Section 6.13(a) of the Merger
Agreement, an executed Shareholder Investment Representations and Joinder Agreement having such provisions as may reasonably be required by the Company; and

            (g)  such other deliverables as reasonably requested by the Company.

         6. Compliance with Merger Agreement / Escrow / Adjustments.
            -------------------------------------------------------

            6.1 Escrow of Shares. In accordance with Sections 2.04 and 6.13(a) of the Merger Agreement, upon each and every exercise of this Option, Optionee hereby agrees that the number of Shares that are to be delivered to Optionee by the Company pursuant to such exercise shall be net of that amount of Shares (if any) that are to be placed in escrow as provided in Section 2.04 of the Merger Agreement.

            6.2 Adjustments. Notwithstanding Section 1.1 above, upon any requirement that the "Conversion Ratio" (as defined in the Merger Agreement) be adjusted pursuant to Section 6.13(a) of the Merger Agreement:

                 (a) the number of Shares shall be appropriately adjusted to reflect the number of "Escrow Shares" (as defined in the Merger Agreement) that have been used to satisfy an indemnifiable loss pursuant to Section 8 of the Merger Agreement as well as any adjustment to the Merger Consideration pursuant to Section 2.05 of the Merger Agreement; and

                 (b)  an adjustment to the Exercise Price shall be made by
(i) determining the aggregate exercise price that was to be paid by Optionee under the Optionee's MRSI Option, then (ii) subtracting the aggregate amounts of any Exercise Price paid by Optionee pursuant to exercise of this Option from such amount, and then (iii) allocating such remaining amount among the number of Shares that Optionee has not yet exercised his right to purchase under this Option, determined after the computation in Section 6.2(a) above.

         7. Death of Optionee; No Assignment. The rights of the Optionee under
            --------------------------------
this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement shall be void and shall have no effect. If the Optionee's Continuous Service terminates as a result of his or her death, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

         8. Representation of Optionee.  Optionee acknowledges and understands
            --------------------------
that all rights and obligations connected with this Option are set forth in this Agreement. Optionee further acknowledges receipt of the prospectus relating to the registration of the Shares pursuant to the Securities Act of 1933, as amended.

         9. Adjustments Upon Changes in Capital Structure. In the event that the
            ---------------------------------------------
outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator



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to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option.

        10. Change in Control.  In the event of a Change in Control
            -----------------
(as defined below):

            (a) The Administrator shall have the right to determine the extent to which (i) this Option shall be assumed by the acquiring or successor entity (or parent thereof) or new options of comparable value are to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or
(ii) this Option shall be replaced by the acquiring or successor entity (or parent thereof) with other incentives under a new incentive program ("New Incentives") containing such terms and provisions as the Administrator in its discretion may consider equitable. If this Option is to be assumed, or if new options of comparable value are issued in exchange therefor, then this Option or new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of each such Option or new option shall remain the same as nearly as practicable.

            (b) The Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or "spread") between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of this Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of this Option.

            (c) This Option shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that this Option is to be assumed by the successor entity (or parent thereof), or new options of comparable value or New Incentives are issued in exchange therefor pursuant to the terms of the Change in Control transaction where in such case, this Option shall terminate and cease to be exercisable upon consummation of such Change in Control.

         For these purposes, Change in Control shall mean (i) the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving or acquiring entity immediately after such merger or consolidation; (iii) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

        11. No Employment Contract Created.  Neither the granting of this Option
            ------------------------------
nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its


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subsidiaries to terminate at will the Optionee's employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

        12. Rights as Shareholder. The Optionee (or transferee of this option by
            ---------------------
will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

        13. Limitation of Liability for Nonissuance. During the term of this
            ---------------------------------------
Agreement, the Company agrees at all times to reserve and keep available, and to use its reasonable best efforts to obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of shares of its Common Stock as shall be sufficient to satisfy its obligations hereunder. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        14. Notices. Any notice, demand or request required or permitted to be
            -------
given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

        15. Governing Law. The validity, construction, interpretation, and
            -------------
effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

        16. Severability.  Should any provision or portion of this Agreement be
            ------------
held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

        17. Attorneys' Fees. If any party shall bring an action in law or equity
            ---------------
against another to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable attorneys' fees and any expert witness fees.

        18. Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Effective Time.



NEWPORT CORPORATION                   "OPTIONEE"


By:
   --------------------------------   -----------------------------------------
Name:    Jeffrey B. Coyne                             (Signature)
Title:   Vice President and General   Optionee Name:  [OPTIONEE NAME]
         Counsel



Optionee's MRSI Option

Dated as of:
             ----------------------------------------
Number of MRSI Shares:
                       ------------------------------
Expiration Date:
                -------------------------------------





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